Exhibit 15.1

August 31, 2004

Quicksilver Resources Inc.

777 West Rosedale Street

Fort Worth, Texas 76104

We have made a review, in accordance with standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Quicksilver Resources Inc. (the “Company”) and subsidiaries for the periods ended March 31, 2004 and 2003, and June 30, 2004 and 2003, as indicated in our reports thereon dated May 6, 2004 and August 5, 2004, respectively (which reports included an explanatory paragraph related to the adoption of Statement of Financial Accounting Standard No. 143, Accounting for Asset Retirement Obligations, on January 1, 2003); because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, and June 30, 2004, are being incorporated by reference in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

Fort Worth, Texas